Exhibit 10
                                                                   ------------

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement"), dated as of October 1, 2005 (the "Effective Date"), between ANNTAYLOR STORES CORPORATION, a Delaware corporation (the "Company"), and Katherine Lawther Krill (the "Executive").

         WHEREAS, the Executive has been employed in the position of President of the Company pursuant to an Employment Agreement dated January 29, 2004 (the "Prior Agreement");

         WHEREAS, the Executive has been promoted to the position of Chief Executive Officer of the Company, effective as of the Effective Date, and the parties wish to set forth the terms and conditions of Executive's continued employment with the Company;

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to be employed by and continue to serve the Company, effective as of the Effective Date, on the terms and conditions set forth herein.

         2. Term. The term of this Agreement shall commence as of the Effective Date and will end on October 1, 2008; provided, however, that commencing on October 1, 2008, and each such anniversary thereafter, the term of the Executive's employment shall automatically be extended for one additional year, unless, no later than the April 1 immediately preceding such anniversary, either party shall have given notice (a "Non-Renewal Notice") to the other that it does not wish to extend this Agreement. References hereinafter to the "Term" of this Agreement shall refer to both the initial term and any extended term of the Agreement hereunder. Notwithstanding expiration of the Term or other provisions that survive by their intent, the provisions of Sections 4, 7 and 8 hereof shall continue in effect.

         3. Position and Duties. The Executive shall serve as Chief Executive Officer of the Company ("CEO"), and shall have such responsibilities, duties and authority consistent with such position as may from time to time be determined by the Board of Directors of the Company (the "Board"). The Executive shall devote substantially all of her working time and efforts to the business and affairs of the Company; provided that, this Agreement shall not be interpreted to prohibit the Executive from making passive investments, engaging in charitable activities or, subject to the prior approval of the Board, serving on the board of directors of other corporations. The Executive shall report directly to the Board and, for as long as the Executive is employed by the Company as the CEO, the Company shall nominate the Executive for re-election as a member of the Board. At the time of her termination of employment with the Company, the Executive shall resign from the Board if requested to do so by the Company.

         4. Indemnification. To the fullest extent permitted by law and the Company's certificate of incorporation and by-laws, the Company shall indemnify the Executive for all amounts (including, without limitation, judgments, fines, awards, settlement payments, losses, damages, costs and expenses, including reasonable attorneys' fees) incurred or paid by the Executive in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by the Executive of services for, or acting as a fiduciary of any employee benefit plans, programs or arrangements of the Company or as a director, officer or employee of, the Company or any subsidiary thereof. The Executive shall be covered by the Company's D&O insurance policy in accordance with its terms, as in effect from time to time. Following the Term, the Company shall continue to indemnify the Executive with respect to such services performed during the Term, to the same extent as the Company indemnifies its officers, directors, employees and fiduciaries, as applicable.

         5. Compensation and Related Matters.

            (a)  Annual Compensation.

                 (i) Base Salary. During the period of the Executive's employment hereunder, the Company shall pay to the Executive an annual base salary at a rate not less than $1,000,000 (effective as of the Effective Date), such salary to be paid in conformity with the Company's policies relating to salaried employees. This salary may be (but is not required to be) increased from time to time, subject to and in accordance with the annual executive performance review procedures of the Company and, if increased, shall not thereafter be decreased.

                 (ii) Annual Bonus. During the period of the Executive's employment hereunder, the Executive shall be eligible to participate in the Company's annual bonus plan as in effect from time to time, and shall be entitled to receive such amounts (a "Bonus") as may be authorized, declared and paid by the Company pursuant to the terms of such plan. The Company currently maintains a Management Performance Compensation Plan (the "Performance Plan") providing performance bonus compensation pursuant to which the Executive has been participating. It is agreed that the Executive shall participate in the Performance Plan. Commencing with the Company's 2006 fiscal year, the Executive's Performance Percentage (as that term is defined in the Performance Plan) shall be established at 100% per annum. The business criterion to be used in determining the relevant Performance Goal (as that term is defined in the Performance Plan) shall be determined by the Compensation Committee of the Board (the "Compensation Committee") and approved by the Board. The Executive shall also participate in the Long Term Cash Incentive Compensation Plan and the 2004 Long Term Cash Incentive Plan and any successor plan (together, the "Long-Term Plans"). Commencing with any awards granted under the Long-Term Plans on or after the Effective Date, her Target Award (as defined in the Long-Term Plans) shall be 50%. Any awards granted under the Performance Plan and the Long-Term Plans prior to the Effective Date shall be subject to the terms and conditions under which the awards were granted.

            (b) Stock Option. In connection with her promotion to CEO and the execution of this Agreement, the Executive has been granted a ten-year time-vested non-qualified stock option (the "Option"), to acquire 200,000 shares of the Company's common stock ("Shares") under the Company's 2003 Equity Incentive Plan, as amended (the "2003 Plan"). The exercise price per Share shall be equal to the Fair Market Value (as defined in the 2003 Plan) of a Share on the date of Board approval of this Agreement, which shall be the date of grant of the Option. The Option shall become vested and exercisable with respect to an aggregate of 66,666 Shares on the first anniversary of the Effective Date and with respect to an additional 66,667 Shares on each of the second and third anniversaries of the Effective Date, provided the Executive has remained continuously employed by the Company until the applicable date (except as provided in this Agreement). Subject to the provisions herein, the Option shall contain such other terms and conditions as are set forth in the Company's standard form of stock option agreements, which shall include, but not be limited to, accelerated exercisability upon the occurrence of a "change in control", which term shall have the same meaning as the term "Acceleration Event," as defined in the 2003 Plan (hereinafter referred to as a "Change in Control").

            (c) Time-Vested Restricted Stock. In connection with her promotion to CEO and the execution of this Agreement, the Executive has been granted an aggregate of 200,000 time-vested restricted Shares (the "Time-Vested Restricted Shares") under the 2003 Plan, subject to approval by the Company's shareholders at the Company's 2006 annual meeting of an amendment to the 2003 Plan increasing the number of shares available for issuance under the 2003 Plan (the "Amendment"), which Amendment the Board has approved concurrently with its approval of this Agreement. An aggregate of 66,666 Time-Vested Restricted Shares shall vest on, and be delivered to the Executive promptly following, the first anniversary of the Effective Date, and an aggregate of 66,667 Time-Vested Restricted Shares shall vest on, and be delivered to the Executive promptly following, each of the second and third anniversaries of the Effective Date, in each case, provided the Executive has remained continuously employed by the Company until the applicable anniversary date (except as provided in this Agreement). The Company shall enter into a restricted stock award agreement with the Executive for the above grant of Time-Vested Restricted Shares, incorporating the vesting terms in this Agreement and otherwise on the terms and conditions set forth in the Company's standard form of restricted stock award agreement, which shall include, but not be limited to, accelerated vesting upon the occurrence of a Change in Control.

            (d) Performance-Based Restricted Stock Grant. In connection with her promotion to CEO and the execution of this Agreement, the Executive has been granted an aggregate of 200,000 performance-based restricted Shares (the "Performance-Based Restricted Shares") under the 2003 Plan, subject to shareholder approval of the Amendment. An aggregate of 66,666 Performance-Based Restricted Shares shall be eligible to vest and be delivered to the Executive on the March 15 following the end of the Company's 2006 fiscal year, and an aggregate of 66,667 Performance-Based Restricted Shares shall be eligible to vest and be delivered to the Executive on the March 15 following the end of the Company's 2007 and 2008 fiscal years, in each case subject to the attainment by the Company of specified corporate performance goals with respect to the applicable fiscal year, as determined by the Compensation Committee and approved by the Board. A portion of the Performance-Based Restricted Shares scheduled to vest on the March 15 following the end of a particular fiscal year may vest and be delivered to Executive upon partial achievement of performance goals for such fiscal year, as determined by the Compensation Committee. Any portion of the Performance-Based Restricted Shares scheduled to vest on the March 15 following the end of a particular fiscal year which do not so vest shall be immediately forfeited. The Company shall enter into a restricted stock award agreement with the Executive for the above grant of Performance-Based Restricted Shares, incorporating the vesting terms in this Agreement and otherwise on the terms and conditions set forth in the Company's standard form of restricted stock award agreement, which shall include, but not be limited to, accelerated vesting upon the occurrence of a Change in Control.

            (e) Ongoing Annual Equity Grants. The Executive shall be eligible to receive, in the discretion of the Compensation Committee, additional annual equity grants during the Term, which grants, if made, shall be in amounts consistent with the Executive's position as CEO and appropriate with respect to the annual grants made to other senior executives of the Company.

            (f) Other Benefits. During the Executive's employment hereunder, the Executive shall continue to be entitled to participate in all other employee benefit plans, programs and arrangements of the Company, as now or hereinafter in effect, which are applicable to the Company's employees generally or to its executive officers, as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements; provided, however, that the Executive hereby acknowledges and agrees that she will not participate in the Company's Special Severance Plan. During the period of the Executive's employment hereunder, the Executive shall be entitled to participate in and receive any fringe benefits or perquisites which may become available to the Company's executive employees. Without limiting the generality of the foregoing, the Company shall provide the Executive with reimbursement of expenses incurred by the Executive for financial, tax and real estate planning services in an amount not to exceed $25,000 per year.

            (g) Vacations and Other Leaves. The Executive shall be eligible for a paid time off bank of 25 days per year and paid holidays and sick days, all as determined in accordance with applicable Company plans and policies.

            (h) Expenses. During the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and accommodations while away from home on business or at the request of and in the service of the Company; provided that, such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

            (i) Life Insurance. During the Term of this Agreement and throughout the Severance Period (as defined in Section 6A(d)(3)), the Company shall maintain a supplemental life insurance policy on behalf of the Executive which provides for a death benefit equal to no less than seven million dollars ($7,000,000), the proceeds of which shall be paid upon the death of the Executive to the beneficiary designated by the Executive.

            (j) Transportation. During the Executive's employment hereunder, for security purposes the Company shall require that the Executive be transported by a car and driver as provided by the Company with the full cost of such transportation grossed-up for taxes to be paid by the Company.

         6. Termination. (a) The Executive's employment hereunder may be terminated without breach of this Agreement only under the following circumstances:

                 (i) Death. The Executive's employment hereunder shall terminate upon her death.

                 (ii) Cause. The Company may terminate the Executive's employment hereunder for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (1) the Executive's conviction for the commission of any act or acts constituting a felony under the laws of the United States or any state thereof, (2) action by the Executive toward the Company involving dishonesty, (3) the Executive's refusal to abide by or follow reasonable written directions of the Board, which does not cease within ten business days after such written notice regarding such refusal has been given to the Executive by the Board, (4) the Executive's gross nonfeasance which does not cease within ten business days after written notice regarding such nonfeasance has been given to the Executive by the Board, or (5) failure of the Executive to comply with the provisions of Section 7 (prior to cessation of employment following a Change of Control of the Company) or 8 of this Agreement, or other willful conduct by the Executive which is intended to have and does have a material adverse impact on the Company.

                 (iii) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from her duties hereunder on a full-time basis for the entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 6(b) below) is given (which may occur before or after the end of such six (6) month period) shall not have returned to the performance of her duties hereunder on a full-time basis, the Executive's employment hereunder shall terminate for "Disability".

                 (iv) Termination by the Executive for Good Reason. The Executive may terminate her employment hereunder for "Good Reason." For purposes of this Agreement, the Executive shall have "Good Reason" to terminate her employment hereunder (1) upon a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten business days after notice of such noncompliance has been given by the Executive to the Company, (2) upon action by the Company resulting in a diminution of the Executive's title or authority, (3) upon the Company's relocation of the Executive's principal place of employment outside of the New York City metropolitan area, or (4) one year after a Change in Control.

                 (v) Termination by the Executive without Good Reason and Termination by the Company without Cause. The Company may terminate the Executive's employment hereunder without Cause and the Executive may terminate her employment voluntarily hereunder without Good Reason.

            (b) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination under Section 6(a)(i) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

            (c) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by her death, the date of her death, (ii) in the event that the Term shall expire as a result of a Non-Renewal Notice provided by the Company to the Executive, the date of the expiration of the then current Term, and (iii) in each other case, the date specified in the Notice of Termination; provided that, if within thirty days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the characterization for purposes of this Agreement of such termination and if the party disputing such matter prevails in such dispute as evidenced by a binding and final arbitration award, then the Date of Termination shall retroactively be adjusted to be the date specified as such in the award or, if no date is so specified, then as of the date on which such award is issued.

         6A. Compensation Upon Termination or During Disability.

            (a) Disability. During any period that the Executive fails to perform her duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive her full salary at the rate then in effect for such period and other applicable benefits provided to active employees until her employment is terminated pursuant to
                 Section 6(a)(iii) hereof. Subject to the provisions of Section 7 hereof, in the event the Executive's employment is terminated pursuant to Section 6(a)(iii) hereof, then

                 (i) as soon as practicable thereafter, the Company shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under Section 5(a) hereof and shall pay or provide to the Executive, in accordance with the terms of the applicable plan or program, all other unpaid amounts and benefits to which Executive is then entitled under any compensation or benefit plan or program of the Company (collectively, "Accrued Obligations");

                 (ii) following the Date of Termination and for a period of eighteen (18) months thereafter, the Company shall pay the Executive monthly an amount equal to (x) the quotient of (A) the sum of (1) the Executive's annual base salary at the rate in effect as of the Date of Termination and (2) the Severance Bonus (as defined in
                         Section 6A(d)(2)(B)(i), except that only the Executive's annual Bonus under the Performance Plan or any successor plan (and no bonuses under the Long-Term Plans or any successor plan) shall be taken into account in calculating the Severance Bonus for purposes of this paragraph (ii)), divided by (B) the number twelve (12) (such quotient being referred to herein as the "Severance Payments"), minus (y) any amounts payable to the Executive during such month as a disability benefit under a Company paid plan; thereafter, the Executive shall be eligible to receive payments pursuant to the Company's applicable short-term and long-term disability plans; provided, however, that the Company shall provide the Executive with a supplemental long-term disability benefit with a total monthly benefit such that her aggregate annual long-term disability benefit is not less than sixty percent (60%) of the Executive's annual base salary in effect on the Date of Termination;

                 (iii) as of the Date of Termination, all outstanding stock options, restricted Shares and other equity-based awards granted to the Executive prior to the Effective Date (including any such awards granted at the time of execution of the Prior Agreement) shall continue to be governed by their respective terms (including, as applicable, the terms set forth in the Prior Agreement);

                 (iv) as of the Date of Termination, all outstanding stock options granted to the Executive on or after the Effective Date (including the Option granted pursuant to Section 5(b) hereof) shall become vested and exercisable and shall remain exercisable for the period set forth in the relevant stock option agreement and plan under which each was granted and all then outstanding time-vested restricted shares granted on or after the Effective Date (including the Time-Vested Restricted Shares granted pursuant to
                         Section 5(c) hereof) shall vest and be promptly delivered to the Executive;

                 (v) on the Date of Termination, a pro rata portion of all then outstanding performance-based restricted shares granted on or after the Effective Date (including the Performance-Based Restricted Shares granted pursuant to Section 5(d) hereof) which are scheduled to vest on the March 15 following the end of the fiscal year in which the Date of Termination occurs shall vest as of such March 15 and shall be delivered to the Executive as soon as practicable thereafter, such pro rata portion to be based on actual performance for such fiscal year and the number of days during such fiscal year that the Executive remained employed by the Company through the Date of Termination; and

                 (vi) continued medical and welfare benefits shall be provided to the Executive and her dependents for a period of eighteen (18) months following the Date of Termination with the full cost to be paid by the Company.

            (b) Death. If the Executive's employment is terminated by her death, the Company shall pay to the person(s) or entity set forth in Section 9(b) hereof the Accrued Obligations, the proceeds of the supplemental life insurance policy as described in Section 5(i) and all then outstanding equity awards shall be treated as set forth in Sections 6A(a)(iii)-(v) hereof.

            (c) Termination for Cause; Voluntary Termination Without Good Reason. If the Executive's employment is terminated by the Company for Cause or voluntarily by the Executive for other than Good Reason (including by reason of the expiration of the Term of this Agreement as a result of a Non-Renewal Notice having been given by the Executive), the Company shall pay the Accrued Obligations to the Executive at the time(s) set forth in Section 6A(a)(i) hereof and the Company shall have no further payment obligations to the Executive under this Agreement. All outstanding equity awards granted on or after the Effective Date which are not then vested or exercisable (as the case may be) shall be immediately forfeited and shall terminate. All outstanding equity awards granted to the Executive prior to the Effective Date shall be treated in accordance with the Prior Agreement or the respective plans and award agreements under which they were granted.

            (d) Termination Without Cause; Termination for Good Reason; Non-Renewal. If (i) the Company shall terminate the Executive's employment other than for Disability pursuant to
                 Section 6(a)(iii) or for Cause, (ii) the Executive shall terminate her employment for Good Reason, or (iii) the Term of this Agreement expires as a result of a Non-Renewal Notice having been provided by the Company, then, subject to the provisions of Sections 7 and 8 hereof:

                 (1) the Company shall pay the Accrued Obligations to the Executive at the time(s) set forth in Section 6A(a)(i) hereof and shall continue to provide health, medical and life insurance benefits to the Executive with the full cost to be paid by the Company for the greater of the term of the Agreement or eighteen (18) months (but in no event later than the end of the second calendar year following the calendar year in which the Date of Termination occurs); and, if permissible, COBRA benefits will commence after the applicable period has expired); provided, however that the Company's obligation to provide such continued health and medical benefits shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) of the same type are received by or made available by a subsequent employer to the Executive during such time (and the Executive within a reasonable period of time will notify the Company with respect to any such benefits received by or made available to the Executive);

                 (2) (A) unless clause (B) below applies, then following the Date of Termination and for the longer of eighteen (18) months thereafter or the remaining Term of this Agreement, the Company shall pay to the Executive monthly an amount equal to the Severance Payments (as defined in Section 6A(a)(ii) hereof) and all equity awards shall be treated as set forth in Sections 6A(a)(iii)-(v) hereof, or

                 (B) in the event the Date of Termination occurs following a Change in Control, then,

                     (i) within five days after the Date of Termination, the
                 Company shall pay to the Executive in a lump sum an amount equal to the product of (X) three (3), multiplied by (Y) the sum of the Executive's annual salary at the rate in effect as of the Date of Termination plus the Severance Bonus (as defined below). Severance Bonus shall mean: (I) if the Date of Termination occurs on or after the end of the Company's 2006 fiscal year, the average of the total bonuses earned by the Executive, including bonuses earned under the Performance Plan, the Long-Term Plans and all successor plans, in the three (or fewer) fiscal years of the Company ended immediately prior to the Date of Termination (excluding fiscal years prior to the Company's 2006 fiscal year); or (II) if the Date of Termination occurs on or prior to the end of the Company's 2006 fiscal year, the greater of (i) the total bonuses earned by the Executive for the fiscal year ended coincident with or immediately prior to the Date of Termination, or (ii) 100% of the target bonus for the year in which the Date of Termination occurs;

                 For purposes of this subsection (2)(B): (I) if the Date of Termination occurs prior to the occurrence of a Change in Control but during the pendency of a Potential Change in Control (as hereinafter defined), such Date of Termination shall be deemed to have occurred following a Change in Control, and (II) a "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following clauses shall have occurred:

                 (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                 (ii) the Company or any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified and used in Sections 13(d) and 14(d) thereof (a "Person"), except that such term shall not include (w) the Company or any of its subsidiaries, (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (y) an underwriter temporarily holding securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                 (iii) any Person becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including the securities beneficially owned by such Person or any securities acquired directly from the Company); or

                 (iv) the Board of Directors adopts a resolution to the effect that, for purposes of this subsection (2), a Potential Change in Control has occurred. The pendency of a Potential Change in Control shall immediately cease upon the adoption of a resolution of the Company's Board of Directors to that effect.

                 (3) For purposes of this Agreement, the period during or with respect to which the Executive is entitled to receive payments hereunder is referred to as the "Severance Period";

                 (4) all outstanding stock options granted to the Executive (including the Option granted pursuant to Section 5(b) hereof) and all outstanding restricted shares granted to the Executive (including the Time-Vested Restricted Shares and the Performance-Based Restricted Shares granted pursuant to Sections 5(c) and 5(d), respectively) shall be governed by the respective plans and award agreements under which each such award was granted; and

                 (5) the Executive shall be provided with outplacement services commensurate with her position.

            (e) Gross-Up Payment. In the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment, whether such payments or benefits are received pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person (all such payments and benefits being hereinafter called "Total Payments"), would be subject (in whole or part), to the tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive such additional amounts (the "Gross-Up Payment") as may be necessary to place the Executive in the same after-tax position as if no portion of the Total Payments had been subject to the Excise Tax. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

            (f) Compliance with Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is deemed to be a "specified employee" within the meaning of
                 Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), no payment that is "deferred compensation" subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of separation from service (as defined in Section 409A)(or, if earlier, the Executive's date of death). In such event, the payments subject to the six (6) month delay will be paid in a lump sum on the earliest permissible payment date.

         7. Nonsolicitation; Noncompete. Subject to (c) below, during the period of the Executive's employment, during the period she is receiving Severance Payments hereunder and, in the case where the Executive's employment is terminated for Cause or the Executive voluntarily terminates her employment without Good Reason, for a period of twelve months following such termination, the Executive shall not initiate discussions with any person who is then an executive employee of the Company (i.e., director level or above) with the intent of soliciting or inducing such person to leave his or her employment with a view toward joining the Executive in the pursuit of any business activity (whether or not such activity involves engaging or participating in a Competitive Business, as defined below). Notwithstanding any other provision of this Agreement to the contrary, in the event the Executive fails to comply with the preceding sentence, all rights of the Executive and her surviving spouse or other beneficiary hereunder to any future Severance Payments and continuing life insurance and medical coverage and all rights with respect to restricted stock and exercisability of stock options shall be forfeited; provided that, the foregoing shall not apply if such failure of compliance commences following a Change in Control.

            (a) Subject to (c) below, as long as the Executive receives Severance Payments, or in the case where the Executive's employment is terminated for Cause or the Executive voluntarily terminates her employment without Good Reason, for a period of twelve months following such termination, the Executive shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld), engage or participate in any business which is "in competition" (as defined below) with the business of the Company or any of its 50% or more owned affiliates (such business being referred to herein as a "Competitive Business"). Notwithstanding any other provision of this Agreement to the contrary, in the event the Executive fails to comply with the preceding sentence, all rights of the Executive and her surviving spouse or other beneficiary hereunder to any future Severance Payments, and continuing life insurance and medical coverage and all rights with respect to restricted stock and exercisability of stock options shall be forfeited; provided that, the foregoing shall not apply if such failure of compliance commences following a Change in Control.

            (b) In the event of a violation of Sections 7(a) or 7(b) hereof, the remedies of the Company shall be limited to (i) if such violation occurs during the period of Executive's employment hereunder, termination of the Executive for Cause and the associated rights of the Company specified herein resulting therefrom, (ii) regardless of when such violation occurs, forfeiture by the Executive of the payments, benefits and other rights set forth in sections (a) and (b) above if and to the extent provided in such sections, and (iii) the right to seek injunctive relief in accordance with and to the extent provided in Section 14 hereof; provided such injunctive relief may only be sought for competitive activity under Section (b) above if such activity occurs during employment or after Executive's dismissal for Cause or Executive voluntarily terminates her employment for Good Reason.

            (c) For purposes hereof, a business will be "in competition" with the business of the Company or its 50% or more owned affiliates only if (i) the Company's business with which the other business competes accounted for 20% or more of the Company's consolidated revenues as of the end of its most recently completed fiscal year prior to the Date of Termination, and (ii) the entity (including all 50% or more owned affiliates) through which the other business is or will be operated maintains a "women's apparel" business which generated at least $100 million in revenue during the entity's most recently completed fiscal year ended prior to the date the Executive commences (or proposes to commence) to engage or participate in the other business. For purposes hereof, "women's apparel" shall consist of dresses, jackets, pants, shorts, skirts, blouses, sweaters, T-shirts, outerwear, footwear and accessories.

            (d) Notwithstanding the foregoing, the Executive's engaging in the following activities shall not be construed as engaging or participating in a Competitive Business: (i) investment banking; (ii) passive ownership of less than 2% of any class of securities of a public company; (iii) engaging or participating in noncompetitive businesses of an entity which also operates a business which is "in competition" with the business of the Company or its affiliates; (iv) serving as an outside director of an entity which operates a business which is "in competition" with the business of the Company or its affiliates, so long as such business did not account for 10% or more of the consolidated revenues of such entity as of the end of its most recently completed fiscal year prior to the date the Executive commences (or proposes to commence) serving as an outside director; (v) engaging in a business involving licensing arrangements so long as such business is not an in-house arrangement for any entity "in competition" with the business of the Company or its affiliates; (vi) affiliation with an advertising agency, and (vii) after cessation of employment, engaging or participating in the "wholesale" side of the women's apparel business, which for purposes hereof shall mean the design, manufacture and sale of piece goods and women's apparel to unrelated third parties, provided that if the entity for which the Executive so engages or participates (including its affiliates) also conducts a retail women's apparel business, then effective upon the Executive's engaging or participating in such business, all continuing life insurance and medical coverage provided by the Company shall cease and all Severance Payments shall cease except for amounts representing the excess (if any) of the Executive's annual base salary hereunder (at the rate in effect as of the Date of Termination) over the Executive's base salary received from such entity and its affiliates, which amounts shall continue to be paid by the Company for the remainder of the period in which the Executive is entitled to receive Severance Payments hereunder. The exceptions contained in subsection
                 (vii) above and subsection (iii) above to the extent covered by subsection (vii) shall not be applicable if the Executive's cessation of employment is voluntary by the Executive without Good Reason and her new engagement or participation involves "wholesale" operations which include or also conduct retail sales of women's apparel other than factory outlet or discount stores to liquidate unsold women's apparel of such wholesale operations.

         8. Protection of Confidential Information.

            (a) The Executive acknowledges that her employment by the Company will, throughout the Term of this Agreement, involve her obtaining knowledge of confidential information regarding the business and affairs of the Company. In recognition of the foregoing, the Executive covenants and agrees that:

                 (i) except in compliance with legal process, she will keep secret all confidential matters of the Company which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company, wherever located (other than to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of her duties as an executive officer of the Company), either during or after the Term, except with the prior written consent of the Board of Directors or a person authorized thereby; and

                 (ii) she will deliver promptly to the Company on termination of her employment or at any other time the Company may so request, all memoranda, notes, records, customer lists, reports and other documents (and all copies thereof) relating to the business of the Company which she obtained while employed by, or otherwise serving or acting on behalf of, the Company and which she may then possess or have under her control.

            (b) Notwithstanding the provisions of Section 14 of this Agreement, if the Executive commits a breach of the provisions of Section 8(a)(i) or 8(a) (ii), the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

         9. Successors; Binding Agreement.

            (a) Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as she would be entitled to hereunder if she terminated her employment for Good Reason except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees. If the Executive should die while any amounts would still be payable to her hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there is no such designee, to the Executive's estate.

         10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) personally delivered to the Executive or an executive officer of the Company, (ii) five (5) business days after being mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (iii) one business day after being shipped by an overnight courier service, to the address as follows:

                  If to the Company:
                  AnnTaylor Stores Corporation
                  7 Times Square
                  New York, New York 10036
                  Attn: General Counsel

                  If to the Executive:

                  Katherine Lawther Krill
                  333 Stamford Avenue
                  Stamford, Connecticut 06902

                  With a copy to:
                  Howard Pianko, Esq.
                  Epstein Becker & Green, P.C.
                  250 Park Avenue
                  New York, New York 10177

     or to such other address as a party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and such officer of the Company as may be specifically designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All payments hereunder shall be subject to applicable Federal, State and local tax withholding requirements.

         12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York City in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided that, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7 or 8 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond and further provided that, the Executive shall be entitled to seek specific performance of her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Each party shall bear its own costs and expenses (including, without limitation, legal fees) in connection with any arbitration proceeding instituted hereunder; provided that the Company shall pay directly or reimburse the Executive for any legal fees incurred by Executive in any arbitration in which she prevails.

         15. Payment of Fees. The Company shall reimburse the Executive for all legal and consulting fees incurred in connection with the preparation and negotiation of this Agreement in an amount not to exceed $110,000.

         16. Section 409A. This Agreement is intended to comply with the requirements of Section 409A and shall be interpreted accordingly. In the event that any provision of this Agreement would or may cause this Agreement to fail to comply with Section 409A, such provision may be deemed null and void and the Company and the Executive agree to amend or restructure this Agreement, to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.

         17. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including without limitation, and the Prior Agreement which is replaced hereby as of the Effective Date, except that any equity awards granted prior to the Effective Date shall continue to be governed by the Prior Agreement and the respective plans and award agreements under which such awards were granted.

                                    ANNTAYLOR STORES CORPORATION


                                    By: /s/ Ronald W. Hovsepian
                                       --------------------------------
                                    Name:   Ronald W. Hovsepian
                                    Title:  Non-Executive Chairman
                                            of the Board


                                    EXECUTIVE

                                    /s/ Katherine Lawther Krill
                                    ------------------------------
                                    Katherine Lawther Krill